SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.)

Filed by the Registrant [  ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:

[   ]           Preliminary Proxy Statement
[   ]           Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[   ]           Definitive Proxy Statement
[   ]           Definitive Additional Materials
[X]           Soliciting Material Pursuant to 240.14a-12

PRESIDENTIAL LIFE CORPORATION
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(Name of Registrant as Specified In Its Charter)

HERBERT KURZ
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]           No fee required.

[   ]           Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

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3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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[   ]           Fee paid previously with preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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2)	Form, Schedule or Registration Statement No.:

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Mr. Herbert Kurz is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of his slate of director nominees at the 2010 annual meeting of stockholders (the “Annual Meeting”) of Presidential Life Corporation. Mr. Kurz has made a preliminary filing with the SEC of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of its slate of director nominees at the Annual Meeting.

Item 1: On July 21, 2010, Mr. Kurz issued the following press release:

Herbert Kurz Announces the Filing of his Preliminary Proxy Statement

Mr. Kurz’ director nominees are committed to exploring strategic alternatives to maximize stockholder value.
The nominees urge stockholders to disregard the white proxy card circulated by the incumbent board and vote the GOLD proxy card which will be sent to them shortly.

PIERMONT, N.Y., July 21/PRNewswire/-- (Nasdaq:PLFE-News) Herbert Kurz, the founder, director and former Chairman and Chief Executive Officer of Presidential Life Corporation today announced the filing of his Preliminary Proxy Statement. At the Annual Meeting, currently scheduled for August 18, 2010, Mr. Kurz will seek to elect a new slate of eight directors to the Presidential Life Board. With Mr. Kurz the “world class” nominees include Bill Flynn, Jack Mannion, Don Shaffer, Dan Theriault, Cliff Wood, Donna Brazile, and Doug Sosnik. Nominees Flynn, Mannion, Shaffer and Theriault are insurance industry veterans with far more relevant insurance experience than any of the Company’s current outside directors. Bill Flynn served as CEO of Mutual of America and Jack Mannion served as CEO of Unity Mutual Insurance Co. (Mr. Flynn and Mr. Mannion each served three terms as Chairman of the Board of the Life Insurance Council of New York.) Don Shaffer was President of a full-service insurance agency for more than 30 years. Dan Theriault is a well-known and respected insurance industry analyst. Cliff Wood is the President of Rockland Community College. Donna Brazile and Doug Sosnik are both well-known and highly regarded consultants in government/politics and former directors of Presidential’s insurance subsidiary. If elected, these director nominees are committed to enhancing stockholder value by restoring the Company’s culture of stringent cost controls, while also exploring the sale of the company or other alternative strategies to maximize stockholder value.

Mr. Kurz said, “As founder, one of the largest stockholders, and someone who has dedicated his entire life to Presidential Life, I am proud to announce this slate of world class director candidates. Stockholders will now have a choice between the status quo and the new direction proposed by my slate which is committed to enhancing stockholder value by all possible means, including the possible sale of the company.”

Mr. Kurz intends to distribute his proxy materials, which will include a GOLD proxy card within a few days. He urges stockholders to disregard the white proxy card circulated by the incumbent board.

CERTAIN INFORMATION CONCERNING MR. KURZ

Mr. Herbert Kurz has made a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and accompanying GOLD proxy card to be used to solicit proxies for the election of its slate of director nominees at the 2010 annual meeting of stockholders of Presidential Life Corporation (the “Company”).

MR. KURZ STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AS IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY STATEMENT IS AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, MR. KURZ WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.  REQUESTS FOR COPIES SHOULD BE DIRECTED TO MR. KURZ’S PROXY SOLICITOR, MORROW & CO., LLC, TOLL-FREE AT (800) 662-5200.

The Participants in the proxy solicitation are anticipated to be Mr. Kurz, Ms. Donna L. Brazile, Mr. William J. Flynn, Mr. John F.X. Mannion, Mr. Donald Shaffer, Mr. Douglas B. Sosnik, Mr. Daniel M. Theriault and Mr. Cliff L. Wood.  Information regarding Mr. Kurz, including his direct or indirect interests in the Company, by security holdings or otherwise, is contained in the Schedule 13D initially filed by Mr. Kurz with the SEC on February 17, 2009, as amended or may be amended from time to time (the "Schedule 13D").  The Schedule 13D is currently available at no charge on the SEC's website at http://www.sec.gov.  As of the date hereof, Mr. Kurz owns an aggregate of 2,432,284 shares of Common Stock of the Company and his wife owns 112,977 shares.